UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2012

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1621 18th Street
Suite 260 South
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Entry into a Material Definitive Agreement.

On May 30, 2012, we entered into an agreement with The Karlsson Group, Inc. whereby Prospect will acquire the 50% of American West Potash LLC that it does not currently own for an aggregate purchase price of $150,000,000, or the equivalent of approximately $2.52 per share, before consideration of payment of 1% on gross sales referred to below and also potential contingent payments.  The Company estimates that under consistent operating and financial assumptions as set forth in our Preliminary Economic Assessment and based on Prospect’s trailing 20-day volume weighted average price as reported on the OTC Bulletin Board, the acquisition will be accretive to future cash flows per share. The transaction is expected to close on August 1, 2012, at which time we will assume full ownership and control of American West Potash.

Our wholly-owned subsidiary, a Delaware corporation also named Prospect Global Resources Inc., signed a purchase agreement with The Karlsson Group, Inc. for the acquisition.  As of May 30, 2012 we have paid The Karlsson Group a non-refundable deposit consisting of (a) $6,000,000 cash, of which $5,500,000 will be credited against the purchase price, and (b) a warrant to purchase 5,605,834 shares of our common stock for $4.25 per share (described in Item 3.02 hereof). At closing, (a) we will pay The Karlsson Group an additional $19,500,000 in cash, (b) Prospect Global Delaware will issue The Karlsson Group a senior secured $125,000,000 promissory note (described in Item 2.03 hereof) and (c) American West Potash will grant The Karlsson Group the right to receive payments equal to 1% of the gross sales received by American West Potash from potash production from the real property over which American West Potash currently has leases, licenses and permits for mining purposes, capped at $75,000,000.  In the event of a sale of at least 50% of American West Potash or a merger of American West Potash with or into an unaffiliated entity within four years of the closing date, we have agreed to pay The Karlsson Group an additional payment equal to 15% of the net proceeds received from the transaction, capped at $75,000,000.  In addition, at the closing, American West Potash will receive an option to purchase approximately 5,080 acres in Apache County, Arizona from an affiliate of The Karlsson Group for $250,000 which will be exercisable for 150 days after payment in full of the promissory note.

At closing the shareholders of The Karlsson Group will agree not to compete with American West Potash within the Holbrook Basin of Arizona for three years from the closing date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The $125,000,000 senior first priority secured promissory note to be issued to The Karlsson Group, Inc. at closing will bear interest at 9% per annum, payable annually on the anniversary date of the note and on each principal payment date.  A principal payment of $50,000,000 will be due on December 24, 2012, and the remaining $75,000,000 of principal will be due on July 31, 2013.  Failure to make the first principal payment shall not constitute a default if Prospect Global Delaware makes that payment on or before March 30, 2013 together with (if tax rates increase in 2013) a tax gross-up amount covering the period from December 24, 2012 until the payment is made.  The note will be mandatorily pre-payable within five business days of a sale of at least 50% of American West Potash or a merger of American West Potash with or into an unaffiliated entity.  If Prospect Global Delaware pays $100,000,000 of principal on or before December 15, 2012 plus all accrued and unpaid interest, the balance of the note will be deemed satisfied.  The note is guaranteed by American West Potash and is secured by (a) a pledge by Prospect Global Delaware of 100% of the membership interests of American West Potash and (b) a lien over all the assets of Prospect Global Delaware and American West Potash.

Item 3.02	Unregistered Sales of Equity Securities.

The warrant to purchase 5,605,834 shares of our common stock for $4.25 per share that we issued on May 30, 2012 to The Karlsson Group is exercisable for seven years from May 30, 2012.  Shares may be issued for cash, or on a “cashless” basis for up to 1,121,167 shares.  At closing we will also enter into a registration rights agreement pursuant to which we will agree to provide The Karlsson Group with demand and piggy-back registration rights with respect to the shares subject to the warrant.

Issuance of the warrant described above was not registered under the Securities Act of 1933.  The issuance of the warrant was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption since the issuance securities by us did not involve a public offering and the purchasers are all accredited investors as defined in Regulation D under the Securities Act. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 9.01                                             Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
4.1	Warrant to purchase common stock issued to The Karlsson Group
10.1	Membership Interest Purchase Agreement with The Karlsson Group (with exhibits)*
10.2	Tax Indemnity Agreement with The Karlsson Group

*A portion of this exhibit has been omitted pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Wayne Rich
Date: June 4, 2012		Chief Financial Officer